1048136 ALBERTA LTD.

c/o 2760 – 200 Granville Square

200 Granville Street

Vancouver, British Columbia

Canada V6C 1S4

August 10, 2005

Cascade Energy, Inc. Suite 820, 3405 Folsom Blvd., Folsom, CA 95630 Attention: Mr. Chris Foster - CFO	Silver Star Energy Inc. Suite 800, 11300 West Olympic Blvd., Los Angeles, CA 90064 Attention: Mr. Robert McIntosh - CEO	Fidelis Energy Inc. 5151 East Broadway, Tucson, Arizona 85711 Attention: Mr. Sterling Klein - CFO

Gentlemen:

Re:	Data Sharing Agreement Among 1048136 Alberta Ltd. (“1048136”), Cascade Energy, Inc. (“CSCE”), Silver Star Energy Inc. (“SVSE”) and Fidelis Energy Inc. (“FDEI”)
_

This Agreement outlines the terms upon which 1048136 will share certain proprietary oil and gas engineering data that it owns respecting several prospective areas in the State of Kansas.

Pursuant to an agreement (the “Wildes Agreement") dated the 5th day of June, 2005, between 1048136 and Wildes Exploration, LLC (“Wildes”), 1048136 purchased, among other things, certain magnetic data acquired by airborne surveys over lands (the “Lands”) in the State of Kansas that cover an area of approximately 1,000,000 acres, as well as interpretations of such data (including scaled digital plots defining potential prospects, maps and other related data) (all such data purchased by 1048136 by the Wildes Agreement, or derived from such data, is collectively referred to herein as the “Data”). The Lands are described more particularly in Exhibit “A” to the Wildes Agreement, a copy of which agreement is attached hereto as Schedule “A”. A five (5%) percent gross overriding royalty (the “Royalty”) has been reserved by Wildes for any “Oil and Gas Interests” (as defined in the Wildes Agreement) acquired by 1048136, or any other party who has reviewed the Data, prior to December 31, 2015 (the “Drop Dead Date”). The Royalty shall encumber the Lands, in addition to any other lessor royalties and other encumbrances affecting the Lands, as and when such Lands are developed pursuant hereto.

Subject to compliance with the terms and conditions hereof, 1048136 will sell to the parties hereto an interest in the Data and the right to use the Data to develop the Lands in the manner hereinafter set forth.

1.	Interpretation
(a) The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

(b)	Wherever the plural or masculine or neuter is used the same shall be construed as meaning singular or feminine or body politic or corporate, or vice versa as the context so requires.

2.	Sale of Data

Subject to the terms hereof and the Royalty, 1048136 agrees to sell the following interests in the Data to the parties as follows:

CSCE – 25%

FDEI – 25%

SVSE – 20%

(collectively the “Companies”)

in consideration for the Companies conducting and completing the development programs and fulfilling the other terms and conditions set forth in hereinbelow.

3.	Earning Program

3.1            The Companies agree to pay, in proportion to the interests in the Data that they are entitled to earn under this Agreement, the costs of the acquisition, by way of lease or otherwise, of up to two (2) sections of the Lands (the “Initial Lands”), selected by 1048136, for a two (2) well drilling program such Initial Lands. The Companies agree to advance to 1048136 their respective share of the funds required to complete acquisition of the Initial Lands forthwith upon the receipt of written notification from 1048136 that it has selected appropriate Initial Lands, and negotiated terms with the underlying owners of such Initial Lands, in order to secure the Initial Lands.

3.2            Upon the completion of the acquisition of the Initial Lands, the Companies shall fully fund, drill, abandon, or complete, as the case may be, two (2) oil and/or gas wells (collectively the “Earning Wells”) on the Initial Lands in accordance with this Agreement, against the receipt of authorizations for expenditure from 1048136. Prior to the drilling, abandonment and or completion of the Earning Wells, the Companies will have earned no interest in the Data, the Earning Wells, or any part thereof. 1048136 shall be the operator (the “Operator”) of all aspects the selection and acquisition of the Initial Lands and the drilling of the Earning Wells.

3.3            Upon the drilling, abandonment, or completion, as the case may be, of the Earning Wells, the Companies shall have earned the undivided interests in the Data set forth in paragraph 2 hereof, provided that the Data shall only be used by the Companies thereafter in the manner set forth in this Agreement. Subject to the Royalty, and any lessor royalties or other encumbrances flowing with the Initial Lands, the working interests of the parties in the Earning Wells and the Initial Lands shall be as follows:

CSCE – 25%

FDEI – 25%

SVSE – 20%

1048136 – 30%

3.4            Notwithstanding 1048136 shall be the Operator of all aspects of the acquisition of the Initial Lands as well as the drilling, abandonment and or completion of the Earning Wells (the “Initial Program”), it shall be carried by the Companies on all costs incurred by the Companies through the Initial Program.

4.	Follow-Up Programs/Joint Operating Agreement

Upon the completion of the Initial Program, the parties shall enter into an industry standard joint operating agreement (the “JOA”) for the purpose of jointly utilizing the Data to acquire and develop any of the Lands that the parties so choose in accordance with the provisions of the JOA. Without limitation, the JOA shall provide that 1048136 will initially continue as the Operator and that the parties will initially fund the acquisition of selected Lands and participate in development programs in accordance with their respective working interests, as set forth in subparagraph 3.3 hereof. The JOA shall initially allow the parties to vote on the approval of programs in accordance with their respective working interests.

5.	Termination

If at any time during prior to completion of the Initial Program, any of the parties fail to duly pay or cure any default in the performance of any obligation of this Agreement within a period of thirty (30) days after receipt of a default notice from 1048136, 1048136 may terminate the this Agreement respecting that party and assume the interests and obligations of that party hereunder Exercise of such right by 1048136 shall be without prejudice to any other rights or remedies 1048136 may have at law or in equity as a result of such default of this Agreement.

6.	Confidentiality

6.1            This paragraph applies to all the Data and any other data, records, projections, reports, calculations, opinions, maps, charts, documents, and other information whatsoever, written or oral and whether or not noted thereon to be confidential, pertaining to or derived from the Data, disclosed or provided to the Companies, their employees, or agents, or to which the Companies, their employees, or agents are given access by 1048136, except:

(a)	information which at the date hereof is in the public domain;

(b)	information which after the date hereof is published or otherwise becomes part of the public domain through no fault of the Companies or any of their employees or agents;

(c)

information which the Companies can show was in their possession prior to the date hereof and was not acquired by the Companies directly or indirectly from 1048136 or anyone under an obligation of confidentiality to 1048136; and

(d)	information received by the Companies without restriction as to disclosure from a third party who has the lawful right to disclose the same.

6.2            Prior to the Drop Dead Date the Companies shall keep all Data in strict confidence and will not disclose or dispose of any of the same to any third party; provided that:

(a)

information may be disclosed to those of the Companies’ directors, officers, employees and agents who need to access to Data for the purposes of evaluating the Lands, all of whom shall be directed by the Companies to treat the Data confidentially;

(b)

the Companies may disclose Data pursuant to the order of any governmental or judicial authority after at least fifteen (15) days prior notice to 1048136 and marking the Data to show that it is confidential under the terms of this Agreement; or

(c)	any disclosure of Data may be made to which 1048136 gives its prior written consent.

6.3            The Companies and their employees, agents, or consultants will use the Data only for the purpose of determining whether to proceed with the development of the Lands (a “Transaction”) and for no other purpose; however, in the event that a Transaction is entered into, this Agreement will cease to apply to any Lands which are the subject of such Transaction.

6.4            1048136 makes no representations or warranties of any kind whatsoever, express or implied, with respect to the accuracy of any Data or any other statement, written or oral, made to the Companies or their employees or agents respecting the Lands. The Companies agree that they will rely solely on their own appraisals, estimates and interpretations of the Data in evaluating the Lands.

6.5            Subject to the provisions hereof, the Companies agree not to contact or have any communication with any underlying holders or owners of the Lands, or anyone with a material interest in the Lands, prior to later of the completion of the Initial Program and the full execution of the JOA.

7.	Assignment

The Companies shall not assign their respective rights under this Agreement in whole or in part without first obtaining the written consent of 1048136.

8.	No Partnership

The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective, it being the parties' express purpose and intention that nothing herein shall be construed as creating a partnership of any kind or imposing upon any party hereto any partnership duty, obligation or liability to the other party other than as specifically set forth herein.

9.	Further Assurances

Each of the parties shall at all times do all such further acts and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

10.	Notice

Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing. Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

a)	personally, by delivering the notice to the party on which it is to be served at that party's address for service; or

b)

by telecopy or telex (or by any other like method by which a written message may be sent) directed to the party on which it is to be served at that party's address for service. A notice so served shall be deemed to be received by the addressee when actually received by it, if received within normal business hours on any day other than a Saturday, Sunday or statutory holiday in British Columbia or at the commencement of the next ensuing business day following transmission if such notice is not received during such normal business hours; or

c)

by mailing it first class (air mail if to or from a location outside of Canada) registered post, postage prepaid, directed to the party on which it is to be served at that party's address for service. Notices so served shall be deemed to be received by the addressee at noon, local time, on the earlier of the actual date of receipt or the fourth day (excluding Saturdays, Sundays and statutory holidays in British Columbia) following the mailing thereof. However, if postal service is (or is reasonably anticipated to be) interrupted or operating with unusual delay, notice shall not be served by such means during such interruption or period of delay.

11.	Address for Service

The address for service of notices hereunder of each of the parties shall be as set forth on the first page hereof. A party may change its address for service by notice to the other party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

12.	Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.	Proper Law

This Agreement and the relationship between the parties shall be construed and determined according to the laws of the Province of British Columbia, and the courts having original jurisdiction with respect to any matter or thing arising directly or indirectly relating to this Agreement shall be the courts of the Province of British Columbia.

14.	Supercession

This Agreement supercedes and replaces all other agreements, documents, writings and verbal understandings between the parties with respect to the subject matter of this Agreement.

15.	Counterparts

This Agreement may be executed in counterparts and by facsimile.

IN WITNESS WHEREOF each of the parties hereto has caused this Agreement to be executed as of the day and year first noted below.

1048136 ALBERTA LTD.	CASCADE ENERGY INC.

per:/s/ Scott Marshall	per:/s/ Chris Foster

per:__________________________	per:_____________________________

August	, 2005	August	, 2005

SILVER STAR ENERGY INC.	FIDELIS ENERGY INC.

per:/s/ Robert McIntosh	per:/s/ Sterling Klein

per:__________________________	per:_____________________________

August	, 2005	August	, 2005

SCHEDULE A

to the Agreement among 1048136 Alberta Ltd., Cascade Energy Inc., Silver Star Energy Inc. and Fidelis Energy Inc.

(dated August 10, 2005)

Copy of Wildes Agreement

-attached hereto-

AREA OF MUTUAL INTEREST AGREEMENT

This agreement (the “Agreement”) is dated this 5th day of June, 2005, by and among Wildes Exploration, LLC (“Wildes Exploration”) and 1048136 Alberta Limited (“Alberta Ltd.”); each of the two parties to this Agreement is a “Party,” and collectively, the “Parties”).

RECITALS

A.            Wildes Exploration owns and has the right to transfer (i) the magnetic data acquired from surveys conducted from the air by Airmag Surveys, Inc. (the “Airmag Data”) covering approximately 1 million acres within the area located in Kansas between longitude –98.4181 and –97.4008 and between latitude 37.7334 and 38.7975, more particularly described on Exhibit A, attached hereto (such area is referred to herein as the “AMI”, (ii) proprietary RAMTM processing and interpretation of the Airmag Data, which includes the final interpretation scaled hard copy digital plots, identifying the RAMTM defined potential prospectus (the “RAMTM Data”), (iii) miscellaneous maps, cultural, and digital data involved in the RAMTM Data interpretation process, and (iv) other miscellaneous maps, cultural, and digital data involved in the geological process (collectively, the “Data”).

B.             Alberta Ltd. desires to purchase the Data from Wildes Exploration on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Parties hereby agree as follows:

AGREEMENT

1.              Contemporaneously with the execution of this Agreement, Alberta Ltd. agrees and promises to pay to Wildes Exploration, in immediately available funds, $250,000 on June 6, 2005, $250,000 on June 8, 2005, and $150,000 on June 10, 2005 in consideration for the Data.

2.              Contemporaneously with the execution of this Agreement, Wildes Exploration has delivered, and Alberta Ltd. has accepted, a set of the Data. The Data is accepted by Alberta Ltd. “AS IS,” and without any representations or warranties, except that Wildes Exploration represents and warrants that it owns the Data and has the right to transfer the Data to Alberta Ltd.

3.              As further consideration for the Data and the covenants of Wildes Exploration hereunder, Alberta Ltd. hereby covenants and agrees that if prior to December 31, 2015, any member of Alberta Ltd., or any person or entity affiliated with any member of Alberta Ltd. or any other person or entity that review the Data, acquires an Oil and Gas Interest (defined below) within the AMI. Alberta Ltd. shall convey (or cause to be conveyed) to Wildes Exploration, as an overriding royalty, 5% of all of the oil and gas produced, saved and sold from the land covered by the respective Oil and Gas Interest, which overriding royalty shall be reduced proportionately if any such Oil and Gas Interest covers less than the entire mineral fee estate in and to the land covered thereby. The overriding royalty shall be computed on the same basis as the lessor’s royalty under any Oil and Gas Interest encumbered by the overriding royalty. “Oil and Gas Interest” means the following as they exist from time to time: an oil and gas lease, lease option, mineral interest, royalty interest, overriding royalty interest, or any rights under a farmout, farmin, joint venture, partnership, drilling agreement, term assignment, options to acquire leases, net profits interest, production payments, reversionary interest, carried interest or other form of agreement which permits or contains the right to explore for or produce oil, condensate, gas casinghead gas, natural gas liquids or related byproducts. All overriding royalty interests due hereunder shall be conveyed to Wildes Exploration within 30 days from the acquisition of an Oil and Gas Interest triggering such right under the provisions of this paragraph 3.

4.              Prior to December 31, 2015, Wildes Exploration shall not compete with Alberta Ltd. by acquiring or attempting to acquire any Oil and Gas Interest within the AMI, except for the overriding royalties that may be due Wildes Exploration under paragraph 3 above. All Parties acknowledge that no Party currently has any Oil and Gas Interests in the “AMI”.

5.              Wildes Exploration has contracted, and may in the future contract, with Southport Explorations, Inc. (“Southport”) and Denver Mineral Exploration, Inc. (“Demex”) regarding either licensing of technology and/or certain services by Southport and/or Demex with regard to Southport’s and/or Demex’s Digital Magneto-Telluric (“DMT”) technologies (the “DMT Technologies & Services”), and Alberta Ltd. may enter into similar arrangements with Southport and/or Demex, or their successors. Alberta Ltd. agrees not to impose any restrictions on Southport, Demex or any successor owner or licensee of the DMT Technologies & Services, or take any other act, that would preclude or interfere with either Wildes Exploration’s use of the DMT Technologies & Services or any prior partner of Wildes Exploration in the AMI’s use of the DMT Technologies & Services.

6.              This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which counterparts together shall constitute one and the same instrument. Any counterpart of this Assignment may be executed via facsimile transmission.

Executed as of the date and year first written above.

WILDES EXPLORATION, LLC

By: /s/ Brian Wilde

Name: Brian Wilde
Title: President

1048136 ALBERTA LIMITED

By: /s/ W. Scott Marshall

Name: W. Scott Marshall
Title: President

EXHIBIT A

The AMI consists of two areas in the State of Kansas, the North Area and the South Area, both described below by reference to the boundaries established by the various corners listed in the respective descriptions.

NAD 27 (North American Datum of 1927) Clark 1866 ([NAD27] USA NADCON; geoid99 -

Counterminous US

	Latitudes	Longitudes
North Area
	38.7826	-98.2778
	38.7826	-97.9324
	38.7002	-97.9324
	38.7002	-97.6881
	38.5521	-97.6881
	38.5521	-97.4085
	38.4423	-97.4085
	38.4423	-97.5695
	38.2392	-97.5695
	38.2392	-97.9382
	38.4341	-97.9382
	38.4341	-98.0012
	38.5164	-98.0012
	38.5164	-98.2778
South Area
	38.1789	-98.3818
	38.1789	-98.1213
	38.0033	-98.1213
	38.0033	-97.8973
	37.9154	-97.8973
	37.9154	-97.5636
	37.7178	-97.5636
	37.7178	-98.0466
	37.7837	-98.0466
	37.7837	-98.3818